Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations and Corporate Communications
203-363-7352 www.craneco.com

CRANE CO. REPORTS THIRD QUARTER EARNINGS OF $.74 PER SHARE

Third Quarter Highlights (vs. 2005):

•	Earnings per share increased 12% to $.74 per share

•	Sales increased 9% to $568 million

•	Operating profit increased 15% to $71 million

•	Operating profit margin was 12.5%, up from 11.8%

Nine Months Highlights (vs. Nine Months of 2005)

•	Earnings per share increased 23% to $2.06 per share

•	Sales increased 8% to $1.7 billion

•	Operating profit increased 23% to $194 million

•	Operating profit margin was 11.6%, up from 10.2%

STAMFORD, CONNECTICUT – October 24, 2006 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reports third quarter 2006 net income was $46.0 million, or $.74 per share, compared with net income of $40.0 million, or $.66 per share, in the third quarter of 2005.

Third quarter 2006 sales increased $45.5 million, or 9%, including core business growth of $9.3 million (2%), sales from acquired businesses (Edlon, APi, Telequip, and CashCode) of $34.8 million (7%) and favorable foreign currency translation of $9.8 million (2%), reduced by lower sales from divested businesses (Resistoflex Aerospace and Westad) of $8.4 million (2%). Operating profit of $71.2 million rose 15% compared with $61.8 million in the prior year quarter. Corporate expenses were $4.2 million compared to $6.8 million in the prior year quarter primarily as result of a $4.9 million reimbursement from the U.S. Government for environmental clean-up costs at a former manufacturing site in Arizona, which previously manufactured products for the Government. The effective tax rate in the third quarter of 2006 was 32.2% compared to 30.3% in the third quarter of 2005 primarily because of the absence of the federal research and development tax credit in 2006.

Order backlog at September 30, 2006 totaled $639 million, compared with backlog of $637 million at June 30, 2006 and $597 million at December 31, 2005.

“Our third quarter earnings of $.74 per share were in line with our guidance of $.68 to $.74 per share,” said Crane Co. president and chief executive officer, Eric C. Fast. “Our improved third quarter 2006 performance was driven primarily by Fluid Handling, Merchandising Systems, and the Aerospace Group. The growth in operating profits in Fluid Handling was particularly notable as profits increased 39% over the third quarter of 2005 with operating margin rising to 11.5%. At the end of the third quarter, we closed on the purchase of Noble Composites and completed the second and final step of the acquisition of Automatic Products international. On Monday, we acquired Dixie-Narco, one of the largest can and bottle vending machine manufacturers in the United States. The acquisitions we have made this year, other actions we have taken to strengthen our existing businesses, and increased backlog in our late cycle Aerospace and Fluid Handling businesses, position us to grow our earnings in 2007.”

Cash Flow and Financial Position

Cash provided by operating activities was $35.7 million in the third quarter of 2006 compared with $67.2 million last year, primarily because of timing of asbestos-related payments, and to a lesser extent, a planned inventory build associated with the relocation of Automatic Products international (APi) to St. Louis. Year-to-date, cash provided by operating activities was $103 million compared to $104 million in the prior year. Net debt to total capitalization increased to 23.0% at September 30, 2006, compared with 13.1% at December 31, 2005, driven primarily by the $235 million expended year-to-date for the acquisitions of CashCode, APi, Telequip Corporation, and Noble Composites. In the third quarter of 2006, the Company also repurchased 311,770 shares of its common stock on the open market at a cost of $12.5 million. (Please also see the attached Condensed Statement of Cash Flows and Non-GAAP Financial Measures.)

Segment Results

All comparisons below refer to the third quarter 2006 versus the third quarter 2005, unless otherwise specified.

Aerospace & Electronics

	Third Quarter		Change
(dollars in millions)	2006	2005
Sales	$143.0	$141.7	$1.3	1%
Operating Profit	$25.3	$26.5	$(1.2)	(5)%
Profit Margin	17.7%	18.7%

The third quarter 2006 sales increase of $1.3 million reflected a sales increase of $6.2 million in the Aerospace Group and a decrease of $4.9 million in the Electronics Group. Segment operating profit decreased by $1.2 million, as an increase of $2.8 million in Aerospace was more than offset by a $4.0 million decline in Electronics.

Aerospace Group sales of $90.3 million increased $6.2 million, or 7%, from $84.1 million in the prior year period. Resistoflex Aerospace, which was sold in mid May 2006, had sales of $4.2 million in the third quarter of 2005. Excluding Resistoflex Aerospace, sales increased $10.4 million or 12% over the third quarter of 2005. Backlog at the end of the third quarter of 2006 (excluding Resistoflex) increased 20% over the third quarter of 2005.

Electronics Group sales of $52.7 million decreased $4.9 million, or 9%, from $57.6 million in the prior year period, with increased sales in Power Solutions more than offset by lower sales primarily in microwave and electronic manufacturing services solutions. Operating profit decreased by $4.0 million from the third quarter of 2005 because of lower volumes in microwave and electronic manufacturing services solutions and higher costs.

The Aerospace & Electronics segment backlog was $380 million at September 30, 2006, compared with $381 million at June 30, 2006 and $365 million at December 31, 2005.

Engineered Materials

	Third Quarter		Change
(dollars in millions)	2006	2005
Sales	$71.6	$75.6	$(4.0)	(5)%
Operating Profit	$9.7	$15.7	$(6.0)	(38)%
Profit Margin	13.5%	20.8%

The third quarter 2006 sales decrease of $4.0 million, or 5%, reflects lower volumes to recreational vehicle customers, who experienced an industry-wide decline in sales late in the third quarter. Operating profit in 2006 decreased $6 million as a result of higher expenses for recreational vehicle customers’ product support activities, lower sales and higher material costs. No sales or operating results from the September 29, 2006, acquisition of Noble Composites were included in the third quarter.

Merchandising Systems

	Third Quarter		Change
(dollars in millions)	2006	2005
Sales	$73.4	$40.6	$32.8	81%
Operating Profit	$8.9	$3.5	$5.4	152%
Profit Margin	12.1%	8.7%

Merchandising Systems sales increased $32.8 million, or 81%, reflecting increased Payment Solutions sales of $21.6 million primarily from CashCode and Telequip Corporation and an $11.2 million increase in Vending Solutions sales primarily from the acquisition of APi. European and North American vending machine sales (excluding APi) were lower than last year as the vending machine industry continues to experience weak demand from route operators whose cash flow has been diminished by higher gas prices and food costs. The $5.4 million increase in operating profit reflected the solid performance of the three acquisitions and a $1.0 million favorable adjustment to the intangible amortization associated with the purchase accounting for CashCode.

On October 23, 2006, the Company announced that it had acquired Dixie-Narco, a manufacturer of can and bottle vending machines, for a purchase price of $46 million in cash. Dixie-Narco manufactures can and bottle vending machines primarily for well-known companies such as Coca-Cola, PepsiCo, and Dr. Pepper/Seven Up. This business is currently unprofitable and significant changes to Dixie-Narco’s current business practices will be required to return it to profitability. While these changes will take a number of months to implement, management is confident about the longer term attractiveness of this acquisition.

Fluid Handling

	Third Quarter		Change
(dollars in millions)	2006	2005
Sales	$256.2	$244.0	$12.2	5%
Operating Profit	$29.4	$21.1	$8.3	39%
Profit Margin	11.5%	8.7%

The third quarter sales increased $12.2 million, or 5%, including $8.2 million (3%) of core sales, favorable foreign currency translation of $8.2 million (3%), reduced by lower sales from the divestiture of Westad of $4.2 million (1%). Backlog at the end of the third quarter of 2006 (excluding Westad) increased 18% over the third quarter of 2005. Operating profit increased $8.3 million, or 39%, and margins continued to improve, versus the third quarter of 2005, reflecting strengthened management teams and improved operational processes.

Valve Group sales were $179.4 million in the third quarter of 2006 compared with $170.0 million in the third quarter of 2005, an increase of 6%. Valve Group core sales growth was $8.8 million (5%), the favorable currency translation was $4.8 million (3%), partially offset by $4.2 million (2%) of sales of Westad. Core sales improved from increased demand for industrial valves, particularly from the chemical process and refining industries, and generally higher demand from many commercial applications. Operating profit increased 42% versus the prior year, reflecting higher sales and improved operating costs with price increases covering rising material and other costs. Profit margin of 11.1% was up strongly from 8.3% in the prior year.

Crane Pumps & Systems sales of $26.0 million decreased $1.6 million, or 6%, compared to the third quarter of 2005, reflecting generally softer market demand. Profit margin of 7.9% was up from 6.8% in the prior year due to productivity gains from facilities consolidation and customer price increases.

Crane Supply sales of $48.2 million increased $4.8 million, or 11%, benefiting from $3.3 million (8%) of favorable foreign currency translation, and an increase in core sales of $1.5 million (3%). The sales increase was due to higher project orders. Profit margin increased from 11.5% in 2005 to 12.8% in 2006.

The Fluid Handling segment backlog was $210 million at September 30, 2006, compared with $204 million at June 30, 2006 and $189 million at December 31, 2005. Excluding Westad which was sold in April 2006, the backlog was $166 million at December 31, 2005.

Controls

	Third Quarter		Change
(dollars in millions)	2006	2005
Sales	$23.4	$20.4	$3.0	15%
Operating Profit	$2.1	$1.7	$0.4	24%
Profit Margin	9.0%	8.4%

Sales improvements of $3.0 million, or 15%, were largely attributable to increased demand for products in the transportation, oil and gas exploration, and gas transmission markets. Operating profit was higher than the prior year period as volume gains were leveraged to achieve higher operating margins.

Fourth Quarter and Full Year 2006 Guidance

Management expects earnings in the fourth quarter 2006 to be in the range of $.58 to $.64 per share, compared to $.58 per share in the fourth quarter 2005. The fourth quarter earnings estimate includes the expected operating losses of the recently acquired Dixie-Narco business, one-time costs associated with the integration of APi, and a higher tax rate than 2005 primarily because of the absence of the federal research and development tax credit in 2006. Earnings in 2006 are being adversely impacted by approximately $.01 per share in the third quarter, about $.02 per share in the fourth quarter and about $.07 per share for the year, as a result of the new accounting treatment requiring the expensing of stock options. On a full year basis, management is tightening its 2006 earnings per share guidance from $2.60 to $2.70 to $2.64 to $2.70. If the Company had expensed options in 2005, earnings per share for such year would have decreased from $2.25 (as reported) to $2.16 (as adjusted). The Company’s current 2006 EPS guidance represents a 22 – 25% increase above its adjusted EPS for 2005.

Management expects free cash flow (cash flow from operations less capital expenditures) in 2006 will be in the range of $170-185 million compared with its previous guidance of approximately $185 million ($154 million in 2005) reflecting higher year-end working capital levels than originally planned. Please see the Non-GAAP Financial Measures table attached to this press release for details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the third quarter’s financial results on Wednesday, October 25th, 2006 at 11:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 10,700 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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